UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2014

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-35525	33-0029027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia

Aliso Viejo, California 92656

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 362-5800

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 23, 2014, Smith Micro Software, Inc., a Delaware corporation (the “Company”), received a written notification from the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it fails to comply with Nasdaq’s Marketplace Rule 5450(a)(1) (the “Rule”) because the bid price for the Company’s common stock over the last 30 consecutive business days has closed below the minimum $1.00 per share requirement for continued listing. The notification has no immediate effect on the listing of the Company’s common stock.

In accordance with Nasdaq’s Marketplace Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until April 21, 2015, to regain compliance with the Rule. If at any time before April 21, 2015, the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the Rule.

If compliance with the Rule cannot be demonstrated by April 21, 2015, the Company may be eligible for additional time, provided that the Company can meet all other initial listing requirements for the Nasdaq Capital Market and provides written notice of its intention to cure the deficiency during the second compliance period of an additional 180 days, by various plans, including effecting a reverse stock split, if necessary.

We intend to continue actively monitoring the bid price for our common stock between now and April 21, 2015, and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement. There is no assurance, however, that the Company will pursue efforts to continue to be listed, that the Company will be eligible for an additional compliance period or that our common stock will not be delisted from Nasdaq.

Item 9.01.	Financial Statements and Exhibits.

9.01(d) Exhibits.

99.1	Nasdaq letter dated October 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC.

Date: October 24, 2014	/s/ Steven M. Yasbek
Steven M. Yasbek
Vice President and Chief Financial Officer